Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-77509 and File No. 333-79605) of Navigant International, Inc. of our report dated February 16, 2001 relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.



/s/
PricewaterhouseCoopers LLP
Denver, Colorado
March 28, 2001